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                                                                    Exhibit 10.3

                                     KASHKIN
                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (as it may be amended from time to time, "Agreement") made and entered into as of September 21, 2000 (the "Effective Date"), by and between GENAISSANCE PHARMACEUTICALS, INC. (the "Corporation"), a Delaware corporation with its principal office at 5 Science Park, New Haven, Connecticut, 06511, and KENNETH B. KASHKIN, M.D. ("Executive"), an individual who resides at 8 Hemlock Terrace, Sparta, New Jersey 07871.

         WHEREAS, the Corporation desires to employ Executive, and Executive desires to accept employment with the Corporation, subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. Executive shall be employed as an officer in the capacity of Executive Vice President ("EVP"), Chief Medical Officer ("CMO") of the Corporation during the term of this Agreement, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. Executive represents that his employment by the Corporation pursuant to this Agreement does not violate any agreement, covenant or obligation to which he is a party or by which he is bound.

         2. DUTIES. During the term of this Agreement, Executive shall devote his full business time and best efforts to the advancement of the interests and business of the Corporation, and he shall perform all duties, consistent with his position as EVP/CMO in order to advance the Corporation's business efforts, assigned or delegated to him by the Chief Executive Officer of the Corporation or his delegate (the "CEO"), and normally associated with the position of EVP/CMO, including, without limitation:

                  a. Responsibility and direction for all (i) clinical research conducted by the Corporation and medical affiliates, which shall include each of Clinical Discovery and Clinical Development, as hereinafter defined and (ii) Medical Affairs, as hereinafter defined, including planning and implementing of all the Corporation's Mednostics-TM- programs as well as directing all of the Corporation's HAP2000 member clinical programs and review of and participation in all matters related to Clinical Discovery, Clinical Development and Medical Affairs for all the Corporation's medical affiliates.

                  b. The creation and oversight of a project management system whereby the Corporation organizes, manages and tracks all of its interdisciplinary or interfunctional clinical projects.


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                  c.       Managing all of the Corporation's matters related to
the interface between the Corporation and the United States Food and Drug Administration.

                  d. Review of, and participation in, the Corporation's business development efforts.

                  e. Serving on the Corporation's executive (or successor management) committee consisting of the Corporation's senior executives.

         3. TERM. The Executive's work will be based in the Corporation's headquarters in New Haven, Connecticut. The term of Executive's employment under this Agreement shall begin on the Effective Date and shall expire at the close of business on September 21, 2004, unless earlier terminated as provided in this Agreement (the "Initial Term"). Upon expiration of the Initial Term, and each subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one (1) year, unless Executive or the Corporation shall have notified the other of his or its election to terminate this Agreement not later than sixty (60) days prior to the end of such subsequent term or extension thereof (the "Initial Term", together with any extensions, until termination in accordance herewith, shall be referred to herein as the "Employment Term"). If the Executive continues in the full-time employ of the Corporation after the end of the Employment Term (it being expressly understood and agreed that the Corporation does not now, nor hereafter shall have, any obligation to continue the Executive in its employ, whether or not on a full-time basis, after the Employment Term ends), then the Executive's continued employment by the Corporation shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Corporation at will.

         4. COMPENSATION. As compensation for the services to be rendered by Executive to the Corporation pursuant to this Agreement, the Corporation shall pay Executive and provide Executive with the following compensation and benefits which Executive agrees to accept in full satisfaction for his services:

                  a. BASE SALARY. The Corporation shall pay Executive a base salary, payable in equal installments at such payment intervals as are the usual custom of the Corporation, but not less often than monthly, at an annual rate of $250,000, less such deductions or amounts to be withheld as shall be required by applicable law (the "Base Salary"). The Base Salary shall be reviewed annually by the CEO and shall be increased, if at all, (effective as of each successive anniversary of the Effective Date) by such amount, if any, as the CEO, in his sole discretion, shall determine.

                  b. BONUSES. Beginning in the year 2001, during the first quarter of each of the Corporation's fiscal years during the Employment Term, the Corporation shall pay Executive a bonus (an "Incentive Bonus") equal to up to 50% of his Base Salary, which amount shall be determined by the CEO in his sole discretion based upon Executive's achievements in meeting his performance goals and those of the Corporation for its most recently ended fiscal year. For the fiscal year ending December 31, 2000, such goals shall be established as of the Effective Date and any Incentive Bonus payable thereafter for said fiscal year 2000 shall be prorated from September


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13, 2000 through December 31, 2000. Thereafter, such goals shall be established in the first quarter of each fiscal year after the commencement of the Employment Term.

                  c.       BENEFITS.

                           (i) Executive shall be entitled to participate, to
                  the extent he is eligible, in all group insurance programs, health, medical, dental, and disability plans, and other employee benefit programs and plans (including, without limitation, the Corporation's 401(k) plan) which the Corporation may hereafter in its sole and absolute discretion make available generally to its senior management (including any incentive compensation or equity ownership plan, PROVIDED, the terms of his participation therein shall be at the discretion of the Corporation's compensation committee of the board of directors), but the Corporation shall not be required to establish or maintain any such program or plan.

                           (ii) Executive shall be entitled to three (3) weeks
                  paid vacation during each calendar year. Such vacation shall accrue ratably throughout each year and may be taken at such time or times as is reasonably consistent with the Corporation's vacation policies and the performance by Executive of his duties and responsibilities hereunder. During the balance of the calendar year 2000, Executive shall be entitled to one week paid vacation.

                           (iii) Executive shall be entitled to participate in
                  the Corporation's Stock Option Plan and any successor plan (the "Plan") with respect to his future performance as a senior executive of the Corporation.

                           (iv) The Corporation shall, during the Employment
                  Term, pay the premiums for a $1,000,000 policy of term life insurance insuring the life of Executive (subject to his meeting the insurability requirements of the insurer). The Corporation shall pay the premiums for such insurance policy up to the cost charged by the insurer to insure a healthy male non-smoker of Executive's then current age. Executive shall be the owner of such policy and entitled to all of the rights of ownership including designation of the beneficiary thereof.

                           (v) The Corporation shall provide Executive with a
                  policy of long-term disability insurance with reasonable coverages, which shall include the payment of benefits equal to at least 60% of Executive's Base Salary during the disability coverage period, and the Corporation shall pay the premiums for such disability insurance policy up to the cost charged by the insurer to insure a healthy male non-smoker of Executive's then current age.

                           (vi) Subject to reasonable guidelines adopted by the
                  board of directors, throughout the Employment Term, the Corporation shall pay the costs of dues for Executive's membership in at least one professional organization whose activities are related to the business of the Corporation.


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                           (vii) The Corporation, at its expense, shall pay or
                  reimburse Executive for all reasonable moving expenses attributable to the relocation of the Executive from Sparta, New Jersey to Connecticut or surrounding locale including, but not limited to the costs of movers, brokers fees, legal fees associated with a sale or purchase of a residence, bank charges, origination fees, title insurance fees and charges, recording costs and similar expenses of such move. At or about the commencement of the Employment Term, the Corporation, at its expense, shall provide Executive with a furnished apartment or executive suite in the New Haven area until the Executive and his family relocate.

         5. BUSINESS EXPENSES. The Corporation shall pay or reimburse Executive for the reasonable and necessary business expenses of Executive incurred in the performance of his duties hereunder, subject to reasonable documentation thereof and the reasonable rules and regulations of the Corporation relating thereto.

         6.       COVENANTS AGAINST COMPETITION.

                  a. In view of the unique value to the Corporation of the services of Executive, and as a material inducement to the Corporation to enter into this Agreement and to pay to Executive the compensation and benefits set forth in this Agreement, Executive covenants and agrees that during Executive's employment and for a period of twelve (12) months after he ceases to be employed by the Corporation if his employment ends prior to the expiration of the Employment Term, he will not, except as otherwise authorized by this Agreement, compete (as defined hereafter) in the field of pharmacogenomics with the Corporation or any affiliate (as defined hereafter) of the Corporation, solicit the Corporation's customers (as defined hereafter) or the customers of any of its affiliates in the field of pharmacogenomics, or directly or indirectly solicit for employment any of the Corporation's employees.

                  b. None of the provisions of this Section 6 shall prohibit Executive from investing in securities listed on a national securities exchange or actively traded over-the-counter so long as such investments are not greater than five percent (5%) of the outstanding securities of any issuer of the same class or issue.

         7.       REASONABLENESS OF RESTRICTIONS.

                  a. Executive has carefully read and considered the provisions of Section 6, and, having done so, agrees that:

                           (i) The restrictions set forth in Section 6,
                  including but not limited to the time period, scope and geographical area of restriction, are fair and reasonable and are reasonably required for the protection of the good will and other legitimate business interests of the Corporation and its affiliates, officers, directors, shareholders, and other employees;


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                           (ii) Executive has received, or is entitled to
                  receive pursuant to the provisions of this Agreement, adequate consideration for such obligations; and

                           (iii) Such obligations do not prevent Executive from
                  earning a livelihood.

                  b. If, notwithstanding the foregoing, any of the provisions of Section 6 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein. If any provision of Section 6 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

         8. REMEDIES FOR BREACH OF EXECUTIVE'S COVENANT OF NON-COMPETITION. Executive recognizes and agrees that the Corporation would suffer irreparable harm due to any breach of Section 6 and that the Corporation's remedy at law for any such breach would be inadequate, and he agrees that, for breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance.

         9.       TERMINATION.

                  a. In the event that Executive dies during the Employment Term, this Agreement shall terminate upon his death, upon which event Executive's legal representatives shall be entitled to receive, and the Corporation shall pay or cause to be paid to Executive's legal representatives, any Base Salary and other compensation or benefits accrued but as yet unpaid on the date of Executive's death.

                  b. If during the Employment Term, Executive is prevented from performing the duties or fulfilling responsibilities of his employment under this Agreement by reason of any incapacity or disability for a continuous period of six (6) months, as determined by an independent qualified physician selected by the Corporation and reasonably acceptable to Executive (or his representative), then the Corporation may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment hereunder, provided Executive shall continue to be eligible to receive any benefits to which he may be entitled under the terms of any disability plan or insurance policy maintained by the Corporation for its employees generally or for Executive specifically. In the event of such incapacity or disability, the Corporation shall continue to pay full compensation to Executive in accordance with the terms of this Agreement until the date of such termination, less any amounts received by the Executive under any disability plan maintained by the Corporation.


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                  c.       The Corporation may, upon written notice to
Executive, terminate Executive's employment hereunder For Cause. For purposes of this Agreement, the term "For Cause" shall mean:

                           (i) A willful and material breach by Executive of his
                  duties hereunder;

                           (ii) Executive's conviction of any felony, or of a
                  lesser crime having as its predicate element fraud, dishonesty or misappropriation of property of the Corporation;

                           (iii) Executive's failure, after having received
                  notice and reasonable opportunity to cure, to adequately fulfill his duties set forth hereunder for whatever reason, including without limitation, Executive's engaging in bad faith or gross negligence in the performance of his duties under this Agreement as determined in good faith by the board of directors;

                           (iv) Executive's engaging in chronic alcoholism, drug
                  addiction or substance abuse which has interfered with the performance of his duties under this Agreement; and/or

                           (v) Executive's perpetration of any act or omission
                  which submits the Corporation to criminal liability.

         In the event of termination For Cause of Executive's employment, Executive's right to receive compensation and other benefits hereunder (other than any Base Salary accrued but as yet unpaid on the effective date of such termination) shall terminate on the effective date of such termination, and Executive shall not be entitled to any severance payments or benefits pursuant to Section 10.

         d. The Corporation may, at any time, for reason other than For Cause, terminate Executive's employment upon at least thirty (30) days written notice to Executive. In the event of such termination for reason other than For Cause, the Corporation shall be obligated to pay Executive the severance payments specified in Section 10.

         e. Executive may, at his option, upon sixty (60) days prior written notice to the Corporation, terminate his employment hereunder. In the event of a voluntary termination of his employment by the Executive pursuant to this Section 9(e), Executive's rights to receive compensation and other benefits (other than any Base Salary, vacation pay, and stock options, accrued but as yet unpaid on the effective date of such termination) shall terminate on the effective date of such termination, and Executive shall be entitled to payment of each of the above on his termination date but shall not be entitled to any severance payments pursuant to Section 10.

         f. Executive may, at his option, upon at least fifteen (15) days written notice to the Corporation, terminate his employment hereunder, if the Corporation, without Executive's express written consent, (i) demotes him from Executive Vice President, Chief Medical Officer, (ii)


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assigns him duties materially inconsistent with the position and/or duties described in Sections 1 or 2, (iii) diminishes his responsibilities described in Sections 1 or 2, (iv) relocates him to an office other than the Corporation's headquarters, unless he consents thereto in writing, or (v) breaches any material obligations to Executive under this Agreement. Upon any termination by Executive under this Section 9(f) the Corporation shall be obligated to pay Executive the severance payments specified in Section 10.

         g. In the event of termination or expiration of Executive's employment other than for death, Executive shall resign from all positions held in the Corporation, including without limitation any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.

         10.      SEVERANCE PAYMENTS.

                  a. If the Corporation terminates Executive's employment pursuant to Section 9(d) or if Executive terminates his employment pursuant to Section 9(f), the parties recognize and agree that actual damages due Executive would be difficult if not impossible to ascertain and agree that, in lieu of any other rights to which Executive may be entitled (but not in lieu of any rights or remedies that Executive may have in respect of tortious conduct on the part of the Corporation or in respect of any violation by the Corporation of any employment practice, employment discrimination, age discrimination or civil rights law or regulation applicable to the Executive), the Corporation shall, as severance pay or as liquidated damages, or both, (i) pay to Executive, Executive's Base Salary, as in effect at the time of such termination or expiration for a period of one year following the date of such termination or expiration, such payments to be made in the same manner in which such salary payments were made to Executive immediately prior to the date of such termination or expiration; (ii) cause Executive to immediately vest in all stock options which he has been granted; and (iii) cause all loans from the Corporation to the Executive to be immediately deemed to be forgiven. Under no circumstances shall severance payments be reduced in the event Executive obtains other employment.

                  b. In the event substantially all of the assets of the Corporation or all of its capital stock is acquired by an unrelated entity (the "Acquisition"), then all stock options granted to Executive by the Corporation shall vest immediately upon the consummation of the Acquisition.

         11. WAIVER. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

         12. GOVERNING LAW. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Connecticut.


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         13.      SEVERABILITY. The invalidity or unenforceability of any
provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

         14. NOTICE. Any and all notices required or permitted herein shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered personally, (b) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail, or (c) one day after delivery to a nationally recognized overnight courier service. The parties' respective addresses for such notices shall be those set forth following their respective signatures below, or such other address or addresses as either party may hereafter designate in writing to the other.

         15. ASSIGNMENT. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and legal and personal representatives, except that the rights and benefits of Executive under this Agreement may not be assigned or delegated without the prior written consent of the Corporation. Without limiting the generality of the foregoing, this Agreement shall be binding upon and inure to the benefit of any corporation with which or into which the Corporation or its successors may be merged or which may succeed to its assets or business.

         16. AMENDMENTS. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Corporation and Executive.

         17. ENTIRE AGREEMENT. This Agreement and the agreements concerning stock option grants and confidentiality and non-disclosure executed in connection herewith contain the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive and supersede all existing agreements between the Corporation and Executive with respect to such employment. No representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation not contained herein shall be of any force or effect.

         18. REFERENCES TO GENDER AND NUMBER TERMS. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

         19. COUNTERPARTS; HEADINGS; SECTIONS. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of any original but all of which taken together shall constitute but one and the same instrument. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement. All references to "Sections" and "paragraphs" in this Agreement refer to the various corresponding sections and paragraphs of this Agreement.


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         20.      SURVIVAL. The covenants and agreements contained in Sections 6 through 10 shall survive any termination or expiration of this Agreement and the termination of Executive's employment hereunder.

         21. ARBITRATION. Executive and the Corporation will submit any disputes arising under this Agreement to an arbitration panel, consisting of one or more natural persons (as set forth below) each of whom has experience arbitrating employment disputes involving executives, conducting a binding arbitration in New Haven, Connecticut, administered by the AAA (as defined hereafter) and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the date of such arbitration (the "Rules"), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof; PROVIDED, HOWEVER, that nothing herein shall impair the Corporation's right to seek equitable relief from a court of competent jurisdiction for breach or threatened breach of Section 7 or Section 8. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issue or accounting presented to the arbitration panel. The parties hereto further agree that the arbitration panel shall consist of one (1) person mutually acceptable to the Corporation and Executive, PROVIDED, THAT, if the parties cannot agree on an arbitrator within fifteen (15) days of filing a notice of arbitration, the arbitration panel shall consist of three (3) persons, one selected by the Corporation, one selected by Executive (or his representative) and one selected by the arbitrators so selected by the parties hereto, or if the parties hereto cannot agree, selected by the manager of the principal office of the American Arbitration Association in Hartford County in the State of Connecticut. All fees and expenses of the arbitration charged by the AAA, including a transcript if either party requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented in the arbitration, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorney's fees but excluding the fees and expenses charged by the AAA) shall be borne by the Corporation. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Corporation or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action.

         22.      DEFINITIONS. Definitions for the purposes of this Agreement:

                  a. The term "compete" means engaging in the same or any similar business as the Corporation or any of its affiliates in any manner whatsoever, including without limitation as a proprietor, partner, investor, shareholder, member, director, officer, employee, consultant, independent contractor or otherwise, within any geographic area in which the Corporation's products are offered or distributed.


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                  b.       The term "medical affiliate", when used in reference
to any Person (as hereinafter defined), means any other Person that directly or indirectly through one or more intermediaries is controlled by the first such Person or for which Person the Corporation is to be under contractual control of such Person's Clinical Discovery, Clinical Development or Medical Affairs.

                  c. The term "affiliate", when used in reference to any Person (as hereinafter defined), means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the first such Person.

                  d. The term "customers" means all Persons to whom the Corporation or any of its affiliates has provided any product or service, whether or not for compensation, within a period of two (2) years prior to the time Executive ceases to be employed by the Corporation.

                  e. The term "Person" means any natural person, corporation, limited liability company, partnership of any type, proprietorship, other business organization, trust, union, association or governmental body.

                  f. The term "Clinical Discovery" means the act or acts of research involving the production and analysis of data on human subjects, patients, or volunteers, and attempting to discover the relationships of genetic variations to diseases and drug responses.

                  g. The term "Clinical Development" means the process of confirming Clinical Discoveries and incorporating therewith genetic guided medical research in Phases I - IV of traditional drug development.

                  h. The term "Medical Affairs" means clinical programs for drugs either in development or which are being currently marketed, including pharmaco and medical economics.

         IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the day and year first above written.

                                            CORPORATION:
                                            GENAISSANCE PHARMACEUTICALS, INC.


                                            By:/s/ Gualberto Ruano
                                               ---------------------------------
                                            Name: Gualberto Ruano
                                            Its:  President

                                            Address for Notice Purposes:
                                            5 Science Park
                                            Suite 2103
                                            New Haven, CT 06511


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                                            EXECUTIVE:

                                            /s/ Kenneth B. Kashkin
                                            ------------------------------------
                                            KENNETH B. KASHKIN, M.D.

                                            Address for Notice Purposes:
                                            8 Hemlock Terrace
                                            Sparta, New Jersey

                                            and

                                            Edward P. McKenzie, Esq.
                                            Graham, Curtin & Sheridan, P.A.
                                            P.O. Box 1991
                                            4 Headquarters Plaza
                                            Morristown, NJ 07932


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